Exhibit 99.1

ITT Reports 2023 Third Quarter Earnings Per Share (EPS) of $1.34, Adjusted EPS of $1.37

  9% revenue growth (5% organic) driven by pump projects and aftermarket, aerospace and defense components, and Friction OE outperformance
  19.1% segment operating margin (19.4% adjusted), 150 basis points expansion (120 basis points adjusted); segment operating income increased 19% (17% adjusted)
  Year-to-date operating cash flow of $368 million, free cash flow of $299 million
  Raising 2023 full year guidance across all metrics

STAMFORD, Conn.--(BUSINESS WIRE)--November 2, 2023--ITT Inc. (NYSE: ITT) today reported financial results for the third quarter ended September 30, 2023. The company reported a year-over-year revenue increase of 9%, primarily driven by 13% growth in both Industrial Process and Connect & Control Technologies. Foreign currency translation drove a 3% favorable impact and the acquisition of Micro-Mode contributed 1% to total revenue growth.

Third quarter segment operating income of $157 million increased 19% versus prior year (17% adjusted) due to productivity, pricing actions and higher sales volume. This was partially offset by higher compensation costs, overhead inflation and strategic growth investments.

EPS for the third quarter of $1.34 increased 9% versus prior year primarily due to segment operating income growth and benefits from share repurchases. Adjusted EPS of $1.37 increased 14% compared to prior year. Adjustments to EPS are primarily related to restructuring costs to optimize the company’s cost base and write-downs due to the suspension of business in Russia.

Operating cash flow for the third quarter of $170 million increased $109 million versus prior year primarily driven by higher operating income and improved working capital management. Free cash flow for the quarter of $148 million increased $113 million versus prior year. On a year-to-date basis, ITT generated operating cash flow of $368 million, up $252 million versus 2022, and free cash flow of $299 million, up $258 million versus 2022.

Table 1. Third Quarter Performance

	Q3 2023	Q3 2022	Change
Revenue	$822.1	$753.6	9.1%
Organic Growth			5.4%
Segment Operating Income	$157.3	$132.4	18.8%
Segment Operating Margin	19.1%	17.6%	150	bps
Adjusted Segment Operating Income	$159.7	$136.8	16.7%
Adjusted Segment Operating Margin	19.4%	18.2%	120	bps
Earnings Per Share	$1.34	$1.23	8.9%
Adjusted Earnings Per Share	$1.37	$1.20	14.2%
Operating Cash Flow	$169.8	$61.0	178.4%
Free Cash Flow	$147.6	$34.8	324.1%
Note: all results unaudited; dollars in millions except for per share amounts

Management Commentary

“In Q3, we continued to generate strong growth and execute on all fronts. Our teams drove share gains in automotive and rail, large project growth and aftermarket demand in pumps and valves, and growth in aerospace and defense. Once again, we delivered strong year-over-year and sequential segment margin expansion, and are accelerating towards our 20% long-term target. We also generated more than $350 million of cash flow this year, acquired Svanehøj to grow our flow portfolio, and will continue to put our cash to work with further M&A opportunities and the new $1 billion share repurchase program we announced in October. As a result of this performance, today we are raising our 2023 outlook for the third straight quarter. We continue to execute at a new level of earnings, profitability and cash, whilst reinvesting in our businesses and growing through acquisitions to deliver long-term value,” said ITT’s Chief Executive Officer and President Luca Savi.

Table 2. Third Quarter Segment Results

	Revenue			Operating Income
	Q3 2023	Reported Increase	Organic Growth	Q3 2023	Reported Increase	Adjusted Increase
Motion Technologies	$359.5	5.1%	0.6%	$59.4	10.0%	12.8%
Industrial Process	279.8	12.6%	10.9%	64.7	34.5%	24.4%
Connect & Control Technologies	184.0	12.7%	7.7%	33.2	9.6%	10.6%
Total Segment Results	822.1	9.1%	5.4%	157.3	18.8%	16.7%
Note: all results unaudited; excludes intercompany eliminations of $1.2; comparisons to Q3 2022

Motion Technologies revenue increased $17 million primarily due to higher sales volume in Friction OE and favorable foreign currency translation impacts. Operating income increased $5 million primarily due to productivity actions and higher sales volume, partially offset by higher labor and overhead costs, unfavorable sales mix and prior year foreign currency hedge benefits.

Industrial Process revenue increased $31 million primarily due to growth in aftermarket parts and service and project shipments. Operating income increased $17 million primarily due to pricing actions, higher volume and productivity savings, partially offset by higher labor costs.

Connect & Control Technologies revenue increased $21 million primarily driven by pricing actions, volume growth in aerospace and defense components, and the acquisition of Micro-Mode. Operating income increased $3 million primarily due to pricing and productivity actions, partially offset by higher labor and overhead costs.

2023 Guidance

We now expect revenue growth of approximately 9%, up 7% to 8% on an organic basis; segment operating margin of 17.9% to 18.5% and adjusted segment operating margin of 18.3% to 18.9%, up 110 bps to 170 bps; EPS of $5.05 to $5.11 and adjusted EPS of $5.15 to $5.21, up 16% to 17% for the full year; and free cash flow of over $400 million, representing approximately 12% free cash flow margin for the full year 2023.*

*It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2023 as these items are inherently uncertain and difficult to predict. As a result, we are unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and accordingly we have not provided reconciliations for these forward-looking non-GAAP financial measures.

Investor Conference Call Details

ITT’s management will host a conference call for investors on Thursday, November 2 at 8:30 a.m. Eastern Time. The briefing can be accessed live via a webcast, which is available on the company’s website: https://investors.itt.com. A replay of the webcast will be available from two hours after the webcast until Thursday, November 16, 2023 at midnight Eastern Time. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) may include, and officers and representatives of ITT may from time to time make and discuss, projections, goals, assumptions, and statements that may constitute “forward-looking statements”. These forward-looking statements are not historical facts, but rather represent only a belief regarding future events based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory, and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, we cannot provide any assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:

  volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
  uncertain global economic and capital markets conditions, which have been influenced by the COVID-19 pandemic, the Israel-Hamas conflict, the ongoing Russia-Ukraine war, inflation, changes in monetary policies, slowing growth and the threat of a possible global economic recession, trade disputes between the U.S. and its trading partners, political and social unrest, instability in the global banking system and the availability and fluctuations in prices of energy and commodities, including steel, oil, copper and tin;
  impacts on our business stemming from continued supply chain disruptions and raw material shortages, which have resulted in increased costs and reduced availability of key commodities and other necessary services;
  our inability to hire or retain key personnel;
  fluctuations in foreign currency exchange rates and the impact of such fluctuations on our revenues, customer demand for our products and on our hedging arrangements;
  failure to manage the distribution of products and services effectively;
  fluctuations in interest rates and the impact of such fluctuations on customer behavior and on our cost of debt;
  failure to compete successfully and innovate in our markets;
  failure to protect our intellectual property rights or violations of the intellectual property rights of others;
  the extent to which there are quality problems with respect to manufacturing processes or finished goods;
  the risk of cybersecurity breaches or failure of any information systems used by the Company, including any flaws in the implementation of any enterprise resource planning systems, as well as similar breaches or failures affecting our business partners or service providers;
  loss of or decrease in sales from our most significant customers;
  risks due to our operations and sales outside the U.S. and in emerging markets, including the imposition of tariffs and trade sanctions;
  fluctuations in demand or customers’ levels of capital investment, including as a result of the tentatively-settled United Automobile Workers (UAW) strike at the production facilities of some of our customers; and maintenance expenditures, especially in the energy, chemical and mining markets;
  the impacts on our business from Russia’s war with Ukraine, and the global response to it;
  the risk of material business interruptions, particularly at our manufacturing facilities;
  risk of liabilities from past divestitures and spin-offs;
  failure of portfolio management strategies, including cost-saving initiatives, to meet expectations;
  risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
  fluctuations in our effective tax rate, including as a result of the passage of the Inflation Reduction Act of 2022 and other possible tax reform legislation in the U.S. and other jurisdictions;
  changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
  increased scrutiny from investors, lenders and other market participants regarding our environmental, social and governance and sustainability responsibilities, which could expose us to additional costs and adversely impact our reputation, business, financial performance and growth;
  failure to comply with the U.S. Foreign Corrupt Practices Act (or other applicable anti-corruption legislation), export controls and trade sanctions;
  risk of product liability claims and litigation; and
  changes in laws relating to the use and transfer of personal and other information.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Revenue	$822.1	$753.6	$2,453.9	$2,213.1
Cost of revenue	542.7	520.2	1,632.6	1,539.1
Gross profit	279.4	233.4	821.3	674.0
General and administrative expenses	66.9	47.5	203.6	164.9
Sales and marketing expenses	44.4	39.5	131.2	118.3
Research and development expenses	25.0	24.4	77.1	73.7
Operating income	143.1	122.0	409.4	317.1
Interest and non-operating expense, net	1.4	2.3	7.4	2.6
Income from continuing operations before income tax expense	141.7	119.7	402.0	314.5
Income tax expense	29.9	16.4	80.6	59.9
Income from continuing operations	111.8	103.3	321.4	254.6
Loss from discontinued operations, net of tax benefit of $0.0, $(0.1), $0.0 and $0.3, respectively	-	(0.1)	-	(1.3)
Net income	111.8	103.2	321.4	253.3
Less: Income attributable to noncontrolling interests	1.0	0.8	2.4	1.5
Net income attributable to ITT Inc.	$110.8	$102.4	$319.0	$251.8

Amounts attributable to ITT Inc.:
Income from continuing operations	$110.8	$102.5	$319.0	$253.1
Loss from discontinued operations, net of tax	-	(0.1)	-	(1.3)
Net income attributable to ITT Inc.	$110.8	$102.4	$319.0	$251.8

Earnings (loss) per share attributable to ITT Inc.:
Basic:
Continuing operations	$1.35	$1.24	$3.87	$3.03
Discontinued operations	-	-	-	(0.02)
Net income	$1.35	$1.24	$3.87	$3.01
Diluted:
Continuing operations	$1.34	$1.23	$3.86	$3.02
Discontinued operations	-	-	-	(0.02)
Net income	$1.34	$1.23	$3.86	$3.00

Weighted average common shares – basic	82.1	82.7	82.4	83.6
Weighted average common shares – diluted	82.5	83.0	82.7	83.9

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
	September 30, 2023	December 31, 2022
As of the Period Ended
Assets
Current assets:
Cash and cash equivalents	$430.8	$561.2
Receivables, net	674.0	628.8
Inventories	574.3	533.9
Other current assets	102.4	112.9
Total current assets	1,781.5	1,836.8
Non-current assets:
Plant, property and equipment, net	523.2	526.8
Goodwill	1,001.1	964.8
Other intangible assets, net	123.0	112.8
Other non-current assets	373.5	339.1
Total non-current assets	2,020.8	1,943.5
Total assets	$3,802.3	$3,780.3
Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper and current maturities of long-term debt	$245.4	$451.0
Accounts payable	408.1	401.1
Accrued and other current liabilities	390.5	333.4
Total current liabilities	1,044.0	1,185.5
Non-current liabilities:
Postretirement benefits	132.0	137.2
Other non-current liabilities	207.1	200.2
Total non-current liabilities	339.1	337.4
Total liabilities	1,383.1	1,522.9
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 82.1 shares and 82.7 shares, respectively	82.1	82.7
Retained earnings	2,705.8	2,509.7
Accumulated other comprehensive loss:
Postretirement benefit plans	3.8	3.6
Cumulative translation adjustments	(382.6)	(347.9)
Total accumulated other comprehensive loss	(378.8)	(344.3)
Total ITT Inc. shareholders’ equity	2,409.1	2,248.1
Noncontrolling interests	10.1	9.3
Total shareholders’ equity	2,419.2	2,257.4
Total liabilities and shareholders’ equity	$3,802.3	$3,780.3

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Nine Months Ended	September 30, 2023	October 1, 2022
Operating Activities
Income from continuing operations attributable to ITT Inc.	$319.0	$253.1
Adjustments to income from continuing operations:
Depreciation and amortization	82.8	81.5
Equity-based compensation	15.1	13.6
Gain on sale of business	(7.2)	-
Other non-cash charges, net	22.5	20.2
Changes in assets and liabilities:
Change in receivables	(54.7)	(120.8)
Change in inventories	(40.9)	(111.3)
Change in contract assets	0.5	(15.6)
Change in contract liabilities	11.1	24.4
Change in accounts payable	16.5	54.0
Change in accrued expenses	29.4	(30.6)
Change in income taxes	(2.1)	(12.1)
Other, net	(24.4)	(41.2)
Net Cash – Operating Activities	367.6	115.2
Investing Activities
Capital expenditures	(68.5)	(73.7)
Proceeds from sale of business	10.5	-
Acquisitions, net of cash acquired	(79.3)	(146.9)
Payments to acquire interest in unconsolidated subsidiaries	(1.4)	(25.6)
Other, net	(3.3)	1.4
Net Cash – Investing Activities	(142.0)	(244.8)
Financing Activities
Commercial paper, net borrowings	(204.3)	363.1
Share repurchases under repurchase plan	(60.0)	(245.6)
Payments for taxes related to net share settlement of stock incentive plans	(6.7)	(8.5)
Dividends paid	(71.9)	(66.1)
Other, net	(2.3)	0.1
Net Cash – Financing Activities	(345.2)	43.0
Exchange rate effects on cash and cash equivalents	(10.4)	(46.3)
Net cash – operating activities of discontinued operations	(0.2)	(0.1)
Net change in cash and cash equivalents	(130.2)	(133.0)
Cash and cash equivalents – beginning of year (includes restricted cash of $0.7 and $0.8, respectively)	561.9	648.3
Cash and Cash Equivalents – end of year (includes restricted cash of $0.9 and $0.8, respectively)	$431.7	$515.3
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$12.3	$5.7
Income taxes, net of refunds received	$72.0	$63.5

Key Performance Indicators and Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.
Organic Revenues and Organic Orders are defined, respectively, as revenue and orders, excluding the impacts of foreign currency fluctuations and acquisitions. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. We believe that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.
Adjusted Operating Income and Adjusted Segment Operating Income are defined, respectively, as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as adjusted operating income or adjusted segment operating income, respectively, divided by revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Adjusted Income from Continuing Operations is defined as income from continuing operations attributable to ITT Inc. adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. Adjusted income from continuing operations per diluted share (adjusted EPS) is defined as adjusted income from continuing operations divided by diluted weighted average common shares outstanding. We believe that adjusted income from continuing operations and adjusted EPS are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.
Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow Margin is defined as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin provides useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Orders
Third Quarter 2023 & 2022
(In Millions)
(all amounts unaudited)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			$ Change	% Change			Revenue /	$ Change	% Change
			2023 vs. 2022	2023 vs. 2022	Acquisitions	FX Impact	Orders	Adj. 2023 vs. 2022	Adj. 2023 vs. 2022
	Q3 2023	Q3 2022			Q3 2023	Q3 2023	Q3 2023

Revenue
ITT Inc.	$822.1	$753.6	$68.5	9.1%	$6.0	$21.6	$794.5	$40.9	5.4%

Motion Technologies	359.5	342.2	17.3	5.1%	-	15.3	344.2	2.0	0.6%
Industrial Process	279.8	248.5	31.3	12.6%	-	4.1	275.7	27.2	10.9%
Connect & Control Technologies	184.0	163.2	20.8	12.7%	6.0	2.2	175.8	12.6	7.7%

Orders
ITT Inc.	$824.1	$780.9	$43.2	5.5%	$4.9	$22.3	$796.9	$16.0	2.0%

Motion Technologies	366.6	342.3	24.3	7.1%	-	15.6	351.0	8.7	2.5%
Industrial Process	270.8	271.9	(1.1)	(0.4%)	-	4.7	266.1	(5.8)	(2.1%)
Connect & Control Technologies	187.4	167.4	20.0	11.9%	4.9	2.0	180.5	13.1	7.8%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Segment Operating Margin
Third Quarter 2023 & 2022
(In Millions)
(all amounts unaudited)

	Q3 2023	Q3 2023		Q3 2023	Q3 2022	Q3 2022		Q3 2022	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2023 vs. 2022		As Adjusted 2023 vs. 2022

Revenue:
Motion Technologies	$359.5			$359.5	$342.2			$342.2	5.1%		5.1%
Industrial Process	279.8			279.8	248.5			248.5	12.6%		12.6%
Connect & Control Technologies	184.0			184.0	163.2			163.2	12.7%		12.7%
Intersegment eliminations	(1.2)			(1.2)	(0.3)			(0.3)
Total Revenue	$822.1			$822.1	$753.6			$753.6	9.1%		9.1%

Operating Margin:
Motion Technologies	16.5%	50	BP	17.0%	15.8%	-	BP	15.8%	70	BP	120	BP
Industrial Process	23.1%	20	BP	23.3%	19.4%	170	BP	21.1%	370	BP	220	BP
Connect & Control Technologies	18.0%	20	BP	18.2%	18.6%	-	BP	18.6%	(60)	BP	(40)	BP
Total Operating Segments	19.1%	30	BP	19.4%	17.6%	60	BP	18.2%	150	BP	120	BP

Operating Income:
Motion Technologies	$59.4	$1.6		$61.0	$54.0	$0.1		$54.1	10.0%		12.8%
Industrial Process	64.7	0.5		65.2	48.1	4.3		52.4	34.5%		24.4%
Connect & Control Technologies	33.2	0.3		33.5	30.3	-		30.3	9.6%		10.6%
Total Segment Operating Income	$157.3	$2.4		$159.7	$132.4	$4.4		$136.8	18.8%		16.7%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring costs, acquisition-related expenses, and other unusual or infrequent items.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Third Quarter 2023 & 2022
(In Millions, except per share amounts)
(all amounts unaudited)

	Q3 2023			Q3 2023	Q3 2022			Q3 2022	$ Change	% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted 2023 vs. 2022	As Adjusted 2023 vs. 2022

Segment operating income	$157.3	$2.4	#A	$159.7	$132.4	$4.4	#A	$136.8
Corporate and other (income) costs	(14.2)	-		(14.2)	(10.4)	0.6	#B	(9.8)
Operating income	143.1	2.4		145.5	122.0	5.0		127.0	18.5	14.6%
Operating margin	17.4%			17.7%	16.2%			16.9%

Interest income (expense), net	(2.3)	-		(2.3)	(2.4)	-		(2.4)
Other income (expense), net	0.9	-		0.9	0.1	-		0.1
Income from continuing operations before tax	141.7	2.4		144.1	119.7	5.0		124.7

Income tax expense	(29.9)	(0.2)	#C	(30.1)	(16.4)	(7.9)	#C	(24.3)
Income from continuing operations	111.8	2.2		114.0	103.3	(2.9)		100.4

Less: Income attributable to noncontrolling interests	1.0	-		1.0	0.8	-		0.8
Income from continuing operations - ITT Inc.	$110.8	$2.2		$113.0	$102.5	$(2.9)		$99.6

EPS from continuing operations	$1.34	$0.03		$1.37	$1.23	$(0.03)		$1.20	$0.17	14.2%

Note: Amounts may not calculate due to rounding.
Per share amounts are based on diluted weighted average common shares outstanding.

#A - 2023 includes restructuring costs ($1.9M) and impacts due to the suspension of business in Russia ($0.5M).
#A - 2022 includes restructuring costs ($1.1M), acquisition-related expenses ($3.1M), and other costs ($0.2M).

#B - 2022 includes acquisition-related expenses ($0.5M) and other costs ($0.1M).

#C - 2023 includes the net tax benefit of special items #A ($0.5M) and a net tax expense for other tax-related special charges ($0.3M).
#C - 2022 includes the net tax benefit of special items #A and #B ($1.1M), tax benefit on future distribution of foreign earnings ($7.8M), and other tax-related special items.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin
Three and Nine Months Ended 2023 & 2022
(In Millions)
(all amounts unaudited)

	Q3 2023	Q3 2022	9M 2023	9M 2022

Net Cash - Operating Activities	$169.8	$61.0	$367.6	$115.2

Less: Capital expenditures	22.2	26.2	68.5	73.7

Free Cash Flow	$147.6	$34.8	$299.1	$41.5

Revenue	$822.1	$753.6	$2,453.9	$2,213.1

Free Cash Flow Margin	18.0%	4.6%	12.2%	1.9%

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2023
(Per share amounts)
(all amounts unaudited)

	2023 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$5.05	$5.11

Estimated restructuring, net of tax	0.08	0.08

Other special items, net of tax	0.03	0.03

Other tax special Items	(0.01)	(0.01)

EPS from Continuing Operations - Adjusted	$5.15	$5.21
Note:	The Company has provided forward-looking non-GAAP financial measures for organic revenue growth and adjusted segment operating margin. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2023 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and accordingly has not provided reconciliations for these forward looking non-GAAP financial measures.

ITT Inc. Non-GAAP Reconciliation
Free Cash Flow and Free Cash Flow Margin Guidance
Full Year 2023
(In Millions)
(all amounts unaudited)

2023 Full-Year Guidance

Net Cash - Operating Activities	~$510

Less: Capital expenditures	~$110

Free Cash Flow	~$400

Revenue #A	~$3,250

Free Cash Flow margin	~12%

#A Represents expected revenue growth of approximately ~9%

Contacts

Investor Contact

Mark Macaluso
+1 914-641-2064
mark.macaluso@itt.com

Media Contact

Phil Terrigno
+1 914-641-2143
phil.terrigno@itt.com